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                         SHURGARD STORAGE CENTERS, INC.
     EXHIBIT (12.1)- STATEMENT RE: COMPUTATION OF EARNINGS TO FIXED CHARGES
                             (AMOUNTS IN THOUSANDS)

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                                                                                     COMPANY
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                                                                            YEAR ENDED DECEMBER 31,
                                                      --------------------------------------------------------------------
                                                        2000           1999           1998           1997           1996
                                                      --------       --------       --------       --------       --------
Pre-tax income from continuing
  operations before minority
  interest adjustment, equity investee
  income, or cumulative effect of changes
  in accounting principle ......................      $ 52,445       $ 52,348       $ 43,398       $ 40,822       $ 29,466


  Interest expense .............................        31,411         22,445         21,076         17,096         12,829
  Amortization of loan costs ...................         2,061          1,983          1,319          1,105          1,120
  Minority interest in pre-tax
    income of subsidiaries that have no
    fixed charges ..............................          (367)          (361)          (484)          (150)           (50)

Amortization of capitalized interest ...........           803            502            250            144             36
Distributed income of equity investees .........         3,420         (3,302)        (1,628)           225          3,371

Share of pre-tax losses of equity
  investees for which charges arise from
  guarantees
                                                      --------       --------       --------       --------       --------
Earnings before cumulative effect of
  changes in accounting principle ..............      $ 82,933       $ 73,615       $ 63,931       $ 59,242       $ 46,772
                                                      ========       ========       ========       ========       ========

FIXED CHARGES
Interest expensed and capitalized ..............      $ 40,065       $ 31,445       $ 28,676       $ 20,296       $ 15,629
Amortization of loan costs .....................         2,061          1,983          1,319          1,105          1,120
Preferred dividends ............................         8,750          8,750          4,690          3,060
                                                      --------       --------       --------       --------       --------
                                                      $ 50,876       $ 42,178       $ 34,685       $ 24,461       $ 16,749
                                                      ========       ========       ========       ========       ========

Ratio of earnings to fixed charges .............          1.63           1.75           1.84           2.42           2.79
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